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                                                                    Exhibit 99.2

Contacts:         Stephen P. Brock                     Joel Pomerantz
                  Baldwin Piano                        The Dilenschneider Group
                  (513) 576-4648                       (212) 922-0900

                       BALDWIN PIANO & ORGAN COMPANY SELLS
               CHURCH ORGAN DIVISION TO DUANE KUHN WHO HEADED UNIT

         LOVELAND, OH, March 11 -- Baldwin Piano & Organ Company, (NASDAQ:BPAO) which celebrates its 135th anniversary this year, said today it has agreed to sell its Church Organ Systems division to Kuhn Keyboards, Inc., a corporation organized by Duane Kuhn, a former Baldwin vice president, who had formerly headed the unit. Sale terms were not disclosed.

         Karen L. Hendricks, Baldwin's president, chairman and chief executive, said "the divestiture reflects our ongoing effort to focus on Baldwin's core Music Products -- acoustic and digital pianos.

         "Sales of church organs in 1996 were a relatively small portion of our music business, and the unit is not central to our plans going forward," Ms. Hendricks said. "Duane Kuhn is a highly experienced manager who knows this segment of the business. I'm sure the dealer network will be well served by Duane and his team."

         Mr. Kuhn said: "Our offer to acquire Baldwin's Church Organ Systems operation is based on the growth opportunities available in servicing the music ministry market; we will expand our product line and services so that our dealer organization will become a resource center for music ministry programs."

         In 1996 the National Association of Pastoral Musicians recognized Kuhn and Baldwin Church Organ Systems with an award for outstanding service to church musicians.

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         Sale of the Church Organ Systems unit is conditioned upon approval of
Baldwin's principal lender, which is anticipated shortly.

         Baldwin Piano & Organ Company has manufactured and marketed keyboard musical products for 135 years and has been providing consumer financing for its instruments for nearly a century. The market leader in acoustic pianos in the United States, Baldwin also manufactures electronic and electro-mechanical components for Original Equipment Manufacturers.

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March 11, 1997